Exhibit 10.9

FIRST AMENDMENT

TO

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

THIS FIRST AMENDMENT to Amended and Restated Loan and Security Agreement (this “Amendment”) is entered into this 18th day of April, 2014 by and between Silicon Valley Bank (“Bank”) and TUBEMOGUL, INC., a Delaware corporation (“Borrower”) and successor by merger to TubeMogul, Inc., a California corporation (“TubeMogul California”).

RECITALS

A. Bank and TubeMogul California entered into that certain Amended and Restated Loan and Security Agreement dated as of August 21, 2013, as amended by that certain Assumption and Amendment Agreement dated as of March 19, 2014 by and among Borrower, TubeMogul California, and Bank (as the same may from time to time be further amended, modified, supplemented or restated, the “Loan Agreement”).

B. Bank has extended credit to Borrower for the purposes permitted in the Loan Agreement.

C. Borrower has requested that Bank amend the Loan Agreement to (i) increase the amount available to be borrowed under the Revolving Line, (ii) extend the maturity date, and (iii) make certain other revisions to the Loan Agreement as more fully set forth herein.

D. Bank has agreed to so amend certain provisions of the Loan Agreement, but only to the extent, in accordance with the terms, subject to the conditions and in reliance upon the representations and warranties set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1. Definitions. Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Loan Agreement.

2. Amendments to Loan Agreement.

2.1 Section 2.1.3 (Equipment Advances). Section 2.1.3 is added to the Loan Agreement to read as follows:

2.1.3 Equipment Advances.

(a) Availability. Subject to the terms and conditions of this Agreement, Borrower may request, and Bank agrees to make, advances (each an “Equipment Advance” and, collectively, the “Equipment Advances”) to Borrower until December 31, 2014, in an aggregate amount not to exceed Three Million Dollars ($3,000,000). Equipment Advances may finance up to 100% of the cost of Eligible Equipment and up to 25% of Other Equipment. Each Equipment Advance, other than the final Equipment Advance, must be in an amount of not less than Five Hundred Thousand Dollars ($500,000). After repayment, no Equipment Advance may be reborrowed.

(b) Procedures for Borrowing. Borrower will deliver a completed Payment/Advance Form with each request for an Equipment Advance, together with invoices and such other information in respect of the Equipment to be financed as Bank reasonably requests. On the Funding Date, if Borrower satisfies the conditions hereunder, Bank shall disburse such Equipment Advance by transfer to the Designated Deposit Account. Bank may rely on information set forth in, or provided with, the Payment/Advance Form. Bank may make Equipment Advances based on instructions from a Responsible

Officer or his or her designee. Bank may rely on any telephone notice given by a person whom Bank reasonably believes is a Responsible Officer or designee. Borrower shall indemnify Bank for any loss Bank suffers due to such reliance.

(c) Repayment. Borrower shall repay each Equipment Advance in 36 equal monthly installments of principal and interest, beginning on the first Business Day of the first month after the Funding Date thereof, and continuing until such Equipment Advance has been repaid in full. Borrower may prepay all or any part of an Equipment Advance without penalty or premium, each prepayment to be applied first to interest, then to principal installments in reverse order of maturity.

2.2 Section 2.3 (Payment of Interest on the Credit Extensions.) A new paragraph (iii) is added to paragraph (a) and a new paragraph (e) is added to Section 2.3 of the Loan Agreement to read as follows:

(iii) Equipment Advances. Subject to Section 2.3(b), the principal amount outstanding under each Equipment Advance shall accrue interest, which interest shall be payable monthly in accordance with Section 2.3(d) below, at a floating per annum rate equal to one-half of one percent (0.5%) above the WSJ Prime Rate.

(e) Minimum Interest. In the event the aggregate amount of interest earned by Bank on account of the Advances in any calendar quarter (such period, the “Minimum Interest Period”) is less than the interest that would accrue on an outstanding principal balance of $2,000,000 of Advances (exclusive of any collateral monitoring fees, unused line fees, or any other fees and charges hereunder) (“Minimum Interest”), Borrower shall pay to Bank, upon demand by Bank, an amount equal to the (i) Minimum Interest minus (ii) the aggregate amount of all interest earned by Bank in such Minimum Interest Period. For any Minimum Interest Period in which the average daily balance in Borrower’s account(s) with Bank and Bank’s affiliates exceeds $50,000,000, the Minimum Interest shall be equal to the interest that would accrue on an outstanding principal balance of $1,000,000 of Advances. The amount of Minimum Interest charged shall be prorated for any partial Minimum Interest Period. Bank may deduct amounts owing by Borrower under this Section 2.3(e) pursuant to the terms of Section 2.5(c). Bank shall provide Borrower written notice of deductions made from the Designated Deposit Account pursuant to the terms of this Section 2.3(e).

2.3 Section 6.2 (Financial Statements). Paragraph (d) of Section 6.2 of the Loan Agreement is amended to read as follows: (d) Annual Audited Financial Statements. Beginning with Borrower’s 2014 fiscal year, audited consolidated financial statements prepared in accordance with GAAP, consistently applied, together with an unqualified opinion thereon by an independent certified public accounting firm acceptable to Bank in its reasonable discretion shall be due within one hundred eighty (180) days after the last day of Borrower’s fiscal year, but in any event no later than ten (10) days after completion.

2.4 Section 6.9 (Financial Covenants). Section 6.9 of the Loan Agreement is amended to read as follows:

6.9 Revenue. Maintain consolidated revenues equal at least to the Proposed Monthly Revenue Covenant set forth on attached Schedule A, measured as of the last day of each month, beginning with the three months ended March 31, 2014, measured on a cumulative basis until there are sufficient months to measure performance on a trailing six-month basis, and measured thereafter on a trailing six-month basis. For fiscal year 2015, revenue shall be equal at least to 80% of the revenue projected in the business plan approved by Borrower’s Board of Directors, measured on a trailing six-month basis, as long as the required covenant shows not less than 15% growth from the comparable period in 2015.

2.5 Section 13 (Definitions). The following terms and their respective definitions set forth in Section 13.1 are amended in their entirety and replaced with the following or are added to Section 13.1:

“Availability Amount” is (a) the lesser of (i) the Revolving Line or (ii) the amount available under the Borrowing Base minus, at any time that trailing six-month EBITDA is less than $1,000,000, the aggregate outstanding Equipment Advances, minus in each case (b) the outstanding principal balance of any Advances.

“Credit Extension” is any Advance, Overadvance, Growth Capital Advance, Equipment Advance, or any other extension of credit by Bank for Borrower’s benefit.

“EBITDA” is, in relation to any Person, for any period of determination, consolidated net income of such Person and its Subsidiaries for such period plus, the sum of (a) tax expense, (b) interest expense, (c) depreciation and amortization expense, (d) any non-cash charges or expenses, including non-cash losses on sales of assets and including expenses related to employee stock options and other equity-related incentives to any director, officer or employee, (e) all expenses during such period that are covered by indemnification or reimbursement provisions in any agreement entered into by Borrower or its Subsidiaries and (f) other extraordinary, unusual or non-recurring costs, expenses or losses approved by Bank, in each case determined in accordance with GAAP.

“Eligible Equipment” is equipment approved from time to time by Bank that Borrower purchases not more than 180 days before the date of the applicable Equipment Advance (180 days before the date of the initial Equipment Advance).

“Liquidity” is cash or cash equivalents held at Bank or Bank’s affiliates plus the Availability Amount.

“Other Equipment” is leasehold improvements, intangible property such as software and software licenses, equipment specifically designed or manufactured for Borrower, limited use property, and soft costs approved by Bank, including taxes, shipping, warranty charges, freight discounts and installation expenses.

“Revolving Line” is an Advance or Advances in an aggregate amount equal to Thirty-Five Million Dollars ($35,000,000).

“Revolving Line Maturity Date” is April 1, 2016.

“Streamline Period” is any period of time when Borrower’s Liquidity is less than or equal to $10,000,000.

2.6 Exhibits. Exhibit C (Compliance Certificate) is replaced with Exhibit C and Schedule 1 attached hereto.

2.7 Schedule. Schedule A referenced in Section 6.9(a) is attached hereto and incorporated into the Loan Agreement by this reference.

3. Limitation of Amendments.

3.1 The amendments set forth in Section 2, above, are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right or remedy which Bank may now have or may have in the future under or in connection with any Loan Document.

3.2 This Amendment shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.

4. Representations and Warranties. To induce Bank to enter into this Amendment, Borrower hereby represents and warrants to Bank as follows:

4.1 Immediately after giving effect to this Amendment (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date), and (b) no Event of Default has occurred and is continuing;

4.2 Borrower has the power and authority to execute and deliver this Amendment and to perform its obligations under the Loan Agreement, as amended by this Amendment;

4.3 The organizational documents of Borrower delivered to Bank on the Effective Date remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;

4.4 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, have been duly authorized;

4.5 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not and will not contravene (a) any material law or regulation binding on or affecting Borrower, (b) any material contractual restriction with a Person binding on Borrower, (c) any order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Borrower, or (d) the organizational documents of Borrower;

4.6 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on Borrower, except as already has been obtained or made; and

4.7 This Amendment has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.

5. Counterparts. This Amendment may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

6. Effectiveness. This Amendment shall be deemed effective upon (a) the due execution and delivery to Bank of this Amendment by each party hereto, and (b) Borrower’s payment of Bank Expenses incurred in connection with this Amendment.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

BANK		BORROWER

SILICON VALLEY BANK		TUBEMOGUL, INC.

By:	/s/ Mike Meier	By:	/s/ Paul Joachim
Name:	Mike Meier	Name:	Paul Joachim
Title:	Managing Director	Title:	CFO